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                                                                    EXHIBIT 99.1

                    [LETTERHEAD OF ACCUSTAFF APPEARS HERE]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:   Michael D. Abney                      Michael T. Druckman
           Chief Financial Officer               Chief Financial Officer
           AccuStaff Incorporated                Career Horizons, Inc.
           (904) 725-5574                        (516) 682-1403

           Derek E. Dewan                        Walter W. Macauley
           Chairman, President and CEO           President and CEO
           AccuStaff Incorporated                Career Horizons, Inc.
           (904) 725-5574                        (516) 682-1401


                    ACCUSTAFF AND CAREER HORIZONS TO MERGE

                              ------------------

                  ESTIMATED 1996 REVENUES OF COMBINED COMPANY
                           WILL BE OVER $1.3 BILLION

                              ------------------

         ONE OF THE LARGEST MERGERS IN U.S. STAFFING INDUSTRY HISTORY

JACKSONVILLE, Florida (August 26, 1996)--AccuStaff Incorporated (Nasdaq/NM:ASTF) and Career Horizons, Inc. (NYSE:CHZ) today jointly announced that they have signed a definitive merger agreement under which Career Horizons will be acquired by and merged into AccuStaff. Career Horizons will operate as a subsidiary of AccuStaff after the merger. The consolidated company, operating as AccuStaff Incorporated, will be a nationwide provider of strategic staffing, consulting and outsourcing services with a total of over 750 offices in 43 states and combined annual estimated 1996 revenues in excess of $1.3 billion. Estimated combined revenues for 1997, exclusive of future acquisitions, are projected to be in excess of $1.7 billion. The merger will create the fourth largest staffing company in the United States.

     Under terms of the agreement, Career Horizons' stockholders will receive
1.53 shares of AccuStaff stock for each share owned of Career Horizons' stock. Based on AccuStaff's closing price of $28 per share on Friday, August 23, 1996, the transaction would be valued at approximately $1 billion. The agreement specifies that the exchange ratio will be adjusted under certain circumstances depending on AccuStaff's market price prior to the closing, but that the minimum exchange ratio will be 1.2444 and the maximum exchange ratio will be 1.8006. The transaction, which has been unanimously approved by the boards of directors of each company, will be accounted for as a pooling of interests and will be a tax-free reorganization. The merger agreement is subject to certain regulatory approvals as well as approval by the


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ASTF and CHZ to Merge
Page 2
August 26, 1996

shareholders of each company at special meetings expected to be held within the next 90 days. Closing of the merger is expected during the fourth quarter of 1996.

     AccuStaff Incorporated is organized into three divisions: Professional Services, which provides personnel for information technology, technical/engineering, legal and accounting; Commercial, which provides clerical, office automation and light industrial services; and Telecommunications, which provides a national customer with trained customer care and telemarketing services. Headquartered in Jacksonville, Florida, AccuStaff's 1996 revenues are projected to reach $772 million prior to the Career Horizons merger. Since its initial public offering in August 1994, AccuStaff has completed 33 acquisitions in the staffing industry.

    Headquartered in Woodbury, New York, Career Horizons provides temporary personnel for clerical, commercial, hospital and other healthcare functions, and information technology. The Company also provides financial and support services to associated temporary personnel firms. Career Horizons' revenues for 1995 were $385 million and are projected to reach approximately $613 million in 1996. Including company-owned, franchise and associated offices, Career Horizons has a total of 574 offices in 43 states.

     Commenting on the announcement, AccuStaff's Chairman, President and CEO, Derek E. Dewan stated, "This merger will create one of the strongest and most diversified national companies in the staffing industry. Both AccuStaff and Career Horizons have been major consolidators in the industry and this transaction accelerates that trend, creating an even stronger platform for growth and additional acquisitions. We have a number of acquisitions to pursue and Walt Macauley will add tremendous value in this area. Our combined cash position, together with credit facilities, gives us the liquidity to make strategic and even larger acquisitions. The pipeline is full and both companies will accelerate on a united front the acquisition program before the merger is final. In addition to its excellent management team and reputation for delivering quality staffing services, Career Horizons will substantially increase the scope of our commercial and information technology services, while adding new areas in healthcare and financial support services to associated temporary personnel firms. With very little overlap in our office locations, the merger will also significantly expand our geographic market coverage and client list.

     "We expect the merger to be accretive to AccuStaff's earnings for the first full year of combined operations and we believe it will also add significant long-term value to our shareholders. The merger will also expand the career opportunities for the employees of both firms. Above all, this transaction will create new growth opportunities for the combined company."
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ASTF and CHZ to Merge
Page 3
August 26, 1996

     Following the merger, Derek E. Dewan will remain Chairman, President and CEO of AccuStaff and Walter W. Macauley, currently President and CEO of Career Horizons, will join the AccuStaff Board of Directors as Vice Chairman. In addition to his operating role at Career Horizons, Macauley will assist AccuStaff in the implementation of its acquisition strategy. Macauley said, "We are extremely pleased to join forces with AccuStaff as we share the same strategic goals. Together our companies can penetrate the marketplace more effectively than we can as separate entities. Our excellent back office infrastructure will play an important role in the integration of our two companies and future acquisitions. The broader product breadth of the new company will allow us to provide added services to our account base."

     This press release contains certain forward-looking statements and projections (including statements concerning managements' plans and objectives for future operations and services and statements concerning earnings expectations) that are based on managements' beliefs as well as assumptions made by, and information currently available to management. AccuStaff's actual results might differ materially from the plans envisioned in, or results projected by, those statements if AccuStaff's assumptions prove to be inaccurate or for a variety of other reasons, including those relation to factors identified in AccuStaff's Prospectus dated April 18, 1996, and its quarterly reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996, as well as in Career Horizons' prospectus dated February 29, 1996, and its quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.